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                                  EXHIBIT 12(A)

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  SALTON, INC.


                                                                                     YEAR ENDED
                                              26 WEEKS
                                                ENDED
                                              12/30/00
(THOUSANDS, EXCEPT RATIOS)                   (UNAUDITED)      2000         1999         1998         1997         1996
------------------------------------------   ----------     --------     --------     --------     --------     --------
Fixed Charges

  Interest and amortization of debt
  issuance costs on all indebtedness           $ 19,777     $ 31,102     $ 15,864     $  7,336     $  4,967     $  3,934
  Add interest element implicit in rentals        1,014        1,923        1,158          521          394          222
                                               --------     --------     --------     --------     --------     --------
     Total fixed charges                       $ 20,791     $ 33,025     $ 17,022     $  7,857     $  5,361     $  4,156

Income
  Income before income taxes                   $ 76,930     $146,903     $ 53,863     $ 32,186     $  6,400     $  1,146
  Add fixed charges                              20,791       33,025       17,022        7,857        5,361        4,156
                                               --------     --------     --------     --------     --------     --------
  Income before fixed charges and
  income taxes                                 $ 97,721     $179,928     $ 70,885     $ 40,043     $ 11,761     $  5,302
                                               ========     ========     ========     ========     ========     ========

Ratio of earnings to fixed charges                 4.70         5.45         4.16         5.10         2.19         1.28
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